Exhibit 99.1

ITT Educational Services, Inc. Acquires Benchmark Learning

CARMEL, Ind., Aug. 2, 2013 /PRNewswire/ --- ITT Educational Services, Inc. (“ITT/ESI”) (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today announced that, on August 1, 2013, it acquired Cable Holdings, LLC, doing business as Benchmark Learning, a Minneapolis-based IT and business training company. Benchmark Learning offers short-term IT and business learning solutions for career advancers and other professionals.

The acquisition of Benchmark Learning supports ITT/ESI’s growth strategy of increasing access to high-quality, career-based education.

“Benchmark Learning is a respected provider of learning solutions in the ever-advancing IT industry. We look forward to increasing Benchmark’s offerings and expanding the delivery of its learning solutions as we integrate their operations into The Center for Professional Development at ITT Technical Institute,” said Kevin Modany, Chairman and Chief Executive Officer of ITT/ESI.

“For more than 25 years, Benchmark Learning has been serving its customers’ IT and business training needs. Becoming a part of an organization like ITT/ESI offers Benchmark an opportunity to establish a national presence as a provider of high-quality learning solutions,” said Peter O’Keefe, President of Benchmark Learning.

About ITT Educational Services, Inc.

ITT Educational Services, Inc. (NYSE: ESI) provides accredited, technology-oriented undergraduate and graduate degree programs through its ITT Technical Institutes and Daniel Webster College to help students develop skills and knowledge that they can use to pursue career opportunities in a variety of fields. It owns and operates more than 140 ITT Technical Institutes and Daniel Webster College. ITT/ESI serves approximately 59,000 students at its campuses in 39 states and online. Headquartered in Carmel, IN, it has been actively involved in the higher education community since 1969 and can be found online at www.ittesi.com.

About Benchmark Learning

Benchmark Learning is an education services company that delivers assessments, consulting, and authorized and customized training programs and curricula in the areas of IT, ITIL, development, business analysis, project management and leadership development.  Benchmark Learning is an award-winning Microsoft Gold Learning Partner and a Premium Citrix Authorized Learning Center.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of ITT/ESI's management concerning future developments and their potential effect on ITT/ESI. ITT/ESI cannot assure you that future developments affecting it will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and ITT/ESI’s eligibility to participate in, student financial aid programs utilized by ITT/ESI's students; business conditions and growth in the postsecondary education industry and in the general economy; ITT/ESI's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of ITT/ESI resulting in a change in control of ITT/ESI, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; ITT/ESI's ability to implement its growth strategies; ITT/ESI's failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to ITT/ESI's existing program offerings and new curricula; loss of access by ITT/ESI's students to lenders for education loans; ITT/ESI’s ability to collect internally funded financing from its students; ITT/ESI’s exposure under its guarantees related to private student loan programs; ITT/ESI's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in ITT/ESI's filings with the U.S. Securities and Exchange Commission. ITT/ESI undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

CONTACT: Sarah Wolfgang, 317-706-9200

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